Policies with respect to security investments

At the Registrant’s 2014 Annual Meeting of Shareholders, shareholders approved certain changes to the Registrant’s fundamental investment policies and restrictions, including changing the Registrant from diversified to non-diversified. Changing the Registrant from a “diversified” fund to a “non-diversified” fund materially changes the management of the Registrant. Generally, a fund that is non-diversified may invest a higher percentage of its assets in a smaller number of companies and in any one issuer, and may have more risks than a diversified fund.

As a non-diversified fund, the Registrant is not limited by the Investment Company Act of 1940, as amended (“1940 Act”), in the proportion of its assets that may be invested in the obligations of a single issuer. As a result, the Registrant may hold a smaller number of issuers than if it were diversified. Investing in a non-diversified fund could involve more risk than investing in a fund that holds a broader range of securities because the fund’s net asset value may be more vulnerable to changes in the market value of a single issuer or group of issuers and may be relatively more susceptible to adverse effects from any single corporate, industry, economic, market, political or regulatory occurrence. Investing a larger percentage of the Registrant’s assets in any one issuer could increase the Registrant’s risk of loss and its share price volatility, because the value of its shares would be more susceptible to adverse events affecting that issuer. If the Registrant takes a larger position in an issuer that subsequently has an adverse return, the Registrant may have a greater loss than it would have had if it had more diversified its investments.

Notwithstanding the foregoing, the Registrant may operate as non-diversified or it may not, depending on the investment opportunities available to the Registrant. The flexibility to take larger positions in the securities of a single issuer may not be used or may be implemented over time depending on market conditions. The Investment Adviser intends to operate the Registrant as non-diversified when it believes it would be in shareholders’ best interests to do so; provided, that if the Investment Adviser does not operate the Registrant as non-diversified within three years of shareholder approval, 1940 Act rules will require the Registrant to again seek shareholder approval to reserve freedom of action to operate as non-diversified. The Registrant’s current intention, however, is to continue to qualify as a regulated investment company under the Internal Revenue Code (the “Code”) and subject to its diversification rules. These rules provide that, to maintain favorable tax treatment, the Registrant must invest at least 50% of its total assets so that no more than 5% of its total assets is invested in the securities of any issuer, and so that it holds no more than 10% of the outstanding voting securities of any issuer. With respect to the remaining 50% of its total assets, the Registrant is limited to investing 25% in the securities of a single issuer. These limits apply only as of the end of each quarter of the Registrant’s fiscal year, so the Registrant may actually have a higher concentration in an issuer during periods between the ends of its fiscal quarters. Like the 1940 Act limits, the Code limits do not apply to securities issued or guaranteed by the U.S. Government, its agencies or instrumentalities, or repurchase agreements collateralized by any of such obligations.

At the Registrant’s 2014 Annual Meeting of Shareholders, shareholders also approved other changes to the Registrant’s fundamental investment policies and restrictions, including removing the fundamental policy relating to investments in companies for the purpose of exercising control or management; revising the fundamental policy relating to real estate; removing the fundamental policy relating to short sales of securities; revising the fundamental policy relating to commodities; revising the fundamental policy relating to lending; revising the fundamental policy relating to underwriting; and revising the fundamental policy relating to industry concentration. The Investment Adviser has advised the Board that it does not currently intend to materially change the manner in which it manages the Registrant with respect to these policies, or to materially increase the Registrant’s risk profile. Any material changes made will be subject to review by the Board.